Exhibit 10.8

6922767 Holding (Cayman) Inc.

Form of Restricted Share Unit Grant Agreement

THIS AGREEMENT (the “Agreement”), is made effective as of the     day of                 ,         at [Time], (hereinafter called the “Effective Date”) between 6922767 Holding (Cayman) Inc. (hereinafter called the “Company”), and [Full Name] (hereinafter called the “Participant”)

RECITALS:

WHEREAS, the Company has adopted the 6922767 Holding (Cayman) Inc. 2011 Management Equity Plan (the “Plan”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the restricted share unit(s) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Plan Incorporated by Reference. The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Grant of Restricted Share Units. The Committee hereby grants to the Participant [RSUs] restricted share unit(s) (each such restricted share unit an “RSU”), each such RSU providing the Participant the right to receive, subject to the terms and conditions hereinafter set forth, one (1) Ordinary B Share issued from treasury.

3.	Vesting and Settlement of RSUs. Subject to Section 4 below, Restricted Share Units shall be vested upon grant and shall be settled in Ordinary B Shares issued from those Ordinary B Shares reserved for such purpose on the Settlement Date.

4.	Termination of Employment or Death of Participant. If the Participant is Terminated for any reason (other than for Cause or as a result of death) prior to the Settlement Date, the Participant’s RSU(s) will continue to be eligible for settlement pursuant to paragraph 3. In the event that a holder of RSUs dies prior to the Settlement Date, any RSU credited to such Participant’s Account on the date of death shall be settled and the Company shall deliver the requisite number of Ordinary B Shares issued from treasury to the Participant’s personal representative as soon as practical following the Participant’s death (but in no event later than the later of (x) December 31 of the calendar year in which the death occurs and (y) the fifteenth (15th) day of the third month following the date of death). In the event that a holder of RSUs is Terminated for Cause, all RSUs credited to his or her Account shall be forfeited and cancelled, and the Participant shall receive no compensation for such forfeiture and cancellation.

5.	Dividends. In the event of a cash dividend paid by the Company in respect of the Ordinary B Shares as of a record date occurring during the period from the date of grant of an RSU to the Settlement Date, a number of additional RSUs shall be granted to a Participant who is party to such an Award equal to the greatest number of whole Ordinary B Shares having a Fair Value, as of the payment date for such dividend, equal to the product of (i) the cash dividend paid with respect to an Ordinary B Share multiplied by (ii) the number of RSUs subject to such Award as of the record date for the dividend. The additional RSUs shall be subject to the same terms and conditions, including forfeiture and settlement terms, as the corresponding RSUs.

6.	Withholding. The Company or any Affiliate may withhold from any amount payable to the Participant otherwise than under the Plan, such amount as may be necessary so as to ensure that the Company and/or its Affiliate, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or other law relating to the withholding of tax or other required deductions. The Company and/or any Affiliate, as applicable, shall also have the right in its discretion to satisfy any such liability for withholding by selling as agent for the Participant or requiring the Participant to sell Ordinary B Shares which would otherwise be delivered to the Participant hereunder. The Company and/or any Affiliate may require the Participant, as a condition to the grant and/or settlement of RSUs, to pay or reimburse, or to indemnify the Company and/or any Affiliate for any such withholding relating to the settlement of the RSUs.

7.	Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of the Committee and to the Participant at the address appearing in the personnel records of the Company or its Affiliates for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

8.	Governing Law. This Agreement, the Plan and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the laws of the State of New York, United States of America.

9.

Agreement to be Bound by Plan, Management Shareholders’ Agreement and Articles. By entering into this Agreement the Participant acknowledges that the Participant has received and read a copy of the Plan, the Articles and the Management Shareholders’ Agreement and the Participant agrees to be bound by the terms of this Agreement, the Articles, the Management Shareholders’ Agreement and the Plan including, without limitation, the covenants contained in Section 15, if applicable, of the Plan relating to confidential information, non-solicitation and non-competition. The Participant further acknowledges that the Participant may have executed a written contract of employment with the Company or an Affiliate thereof that contains provisions regarding confidential information, non-solicitation and non-competition. Where the Participant has entered into such an employment agreement, the Participant acknowledges and agrees that such contract of employment was entered into for good and valuable consideration and that the provisions of that contract of employment relating to confidential information, non-solicitation and non-competition govern and prevail. Each RSU and each Ordinary B Share that may be issued pursuant to the Plan is subject to the Plan, the Articles and the Management Shareholders’ Agreement. The terms and provisions of the Plan and the Management Shareholders’ Agreement as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Management Shareholders’ Agreement, the applicable terms and provisions of the Plan or the Management Shareholders’ Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Management Shareholders’ Agreement, the applicable terms and provisions of the Management Shareholders’ Agreement will govern and prevail.

10.	Non-Assignment and Transferability. Unless otherwise determined by the Committee in writing or otherwise provided in the Management Shareholders’ Agreement, or in any securities pledge agreement in a form approved by the Company or an Affiliate of the Company, and otherwise than by will or by the laws of descent and distribution, neither an RSU nor any other rights or interests of the Participant under the Plan shall be given as security or assigned or alienated by any Person nor shall an RSU or the Ordinary B Share that may be issued pursuant to the Plan be subject to attachment, charge, anticipation, execution, garnishment, sequestration or other seizure under any legal or other process.

11.	Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant; provided, however, that the Committee may amend this Agreement in such manner as it deems necessary to meet the requirements of applicable laws.

12.	Personal Information. The Participant consents to the holding and processing of personal data provided by the Participant to the Company or an Affiliate or to any third party service provider for all purposes relating to the operation of the Plan, including: (i) administering and maintaining records of the Participant; (ii) providing information to the Company (or any Affiliate), their agents and any third party service providers; (iii) providing information to future purchasers of the Company or any Affiliate, including for greater certainty, the business in which the Participant works; and (iv) transferring information about the Participant to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Participant’s home country.

13.	Binding Agreement. This Agreement shall be binding upon the Participant and the legal representatives of his or her estate and any other person who acquires the Participant’s rights in respect of a RSUs as provided under the Plan. For greater certainty, in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern.

14.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.	Severability. If any provision of this Agreement or part hereof is determined to be void or unenforceable all or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

6922767 HOLDING (CAYMAN) INC.

By:

The Participant hereby acknowledges and accepts the terms governing the grant of RSU(s) as set out above and confirms and acknowledges that he or she has received, read and understood the terms of the Plan. The Participant also confirms and acknowledges that he or she has not been induced to enter into this Agreement through duress or by expectation of employment or continued employment with the Company or any Affiliate.

[Full Name]